Exhibit 10.2

 [Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 10, 2026 and effective as of October 2, 2025 (the “Effective Date”), by and between AlxCrypto Holdings, Inc., a Delaware corporation (the “Company”), and Jiawei Wang (“Executive”).

1. Position and Duties

1.1 Position. Executive shall serve as Co-Chief Executive Officer of the Company, reporting directly to the Board of Directors (the “Board”). Executive shall have such duties and responsibilities as are customarily assigned to the position of a co-chief executive officer of a publicly traded company and such other duties as the Board may reasonably assign from time to time.

1.2 Commitment. Executive shall devote his primary business time and attention to the Company. Notwithstanding the foregoing, the Company acknowledges Executive’s concurrent service as President of Faraday Future Intelligent Electric Inc. (“FF”) and consents to such service, provided that it does not materially interfere with the performance of Executive’s duties hereunder or violate the Company’s Code of Business Conduct and Ethics.

1.3 Conflict of Interest. Executive agrees to comply with the Company’s policies regarding related party transactions. In the event of a material transaction or conflict between the Company and FF, Executive shall recuse himself from any decision-making regarding such matter in accordance with the directives of the Audit Committee.

2. Employment Term

2.1 Initial Term. Executive will be employed for a “Term” that begins on the Effective Date and ends on the fourth anniversary of the Effective Date (“Term End Date”), provided that the Term End Date will automatically extend for one year periods after the fourth anniversary of the Effective Date and thereafter, unless Executive or the Company provides the other party with notice of an intent not to renew at least 30 days prior to the then-current Term End Date (in which case, Executive’s employment will terminate as of the Term End Date). Executive will be an at-will employee of the Company, which means Executive’s employment relationship with the Company can be terminated by either Executive or the Company for any reason, at any time, with or without prior notice and with or without Cause (as defined below), subject to Executive’s right to Severance Benefits under certain circumstances as set forth in Section 5 below. Further, Executive’s participation in any equity or benefit plan or program is not to be regarded as assuring Executive of continuing employment for any particular period of time. Any modification or change in Executive’s at-will employment status may only occur by way of a written agreement signed by Executive and the Board of Directors of the Company or its authorized designee.

2.2 Termination for Cause, or Resignation without Good Reason, or Death. If Executive’s employment with the Company terminates for Cause (as defined below), or Executive resigns without Good Reason, or due to Executive’s death, the Company will have no further obligations to Executive under this Agreement or otherwise other than to pay Executive the “Accrued Amounts,” consisting of all earned but unpaid compensation through the date of termination (including accrued unpaid vacation, salary, or bonus); benefits owed to Executive under any benefit plan in which Executive was a participant, in accordance with applicable law and the provisions of such plan; and reimbursement of expenses incurred on or before the termination date in accordance with this Agreement.

2.3 Termination Without Cause; Resignation with Good Reason. If the Company terminates Executive’s employment without Cause, or Executive resigns for Good Reason, the Company will pay Executive (i) Executive’s Accrued Amounts; (ii) (a) if Executive’s date of termination occurs before the three year anniversary of the Effective Date, base salary continuation (at the rate in effect at the time of termination) in accordance with the Company’s standard payroll practices, less applicable withholdings for a period of twelve (12) months following Executive’s date of termination or (b) if Executive’s date of termination occurs after the three year anniversary of the Effective Date, base salary continuation (at the rate in effect at the time of termination) in accordance with the Company’s standard payroll practices, less applicable withholdings until the Term End Date; and (iii) if Executive elects continuation of group health insurance coverage pursuant to COBRA, the Company’s portion of the premium costs associated with such election (consistent with the Company’s contribution for such coverage in effect at the time of termination) for a period of (a) if Executive’s date of termination occurs before the three year anniversary of the Effective Date, twelve (12) months following Executive’s date of termination or (b) if Executive’s date of termination occurs after the three year anniversary of the Effective Date, until Executive’s Term End Date; provided that the Company’s payment of such premium costs will terminate sooner if Executive becomes eligible for group health insurance coverage under another employer’s plan. To be eligible for any payments provided in clauses (ii) and (iii), above (together, Executive’s “Severance Benefits”), Executive must execute, deliver and allow to become irrevocable a full and complete release of any and all claims in the form attached hereto as Exhibit C (“Release”). The Release must be executed, and all revocation periods must have expired, within sixty (60) days after Executive’s date of termination, failing which Executive shall have no rights to any payments or benefits otherwise provided in clauses (ii) and (iii). Any payments otherwise scheduled to be made prior to the end of such sixty (60)-day period shall be made on the Company’s first regular payroll date following the end of such sixty (60)-day period. Each payment provided in clauses (ii) and (iii) above, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2), for purposes of Section 409A of the Internal Revenue Code. The Company will have no further obligations to Executive under this Agreement or otherwise.

2.4 Cause. For purposes of this Agreement, “Cause” means that Executive does any of the following: (i) commits an act of fraud, material dishonesty, self-dealing, embezzlement, misappropriation, or material breach of fiduciary duty involving the Companies; (ii) intentionally violates a material provision of the Companies’ written policies or procedures, or any applicable state or federal law or regulation applicable to the Company; (iii) intentionally violates a material provision of this Agreement or the Employee Invention Assignment and Confidentiality Agreement (attached as Exhibit A); (iv) commits an act, or fails to perform an act involving the Companies that amounts to willful misconduct or gross negligence; (v) demonstrates habitual neglect of Executive’s duties; or (vi) is convicted of, or enters a plea of guilty or no contest to, a felony (other than traffic felonies that do not result in material bodily injury to any other person) under state or federal law, or a misdemeanor offense involving dishonesty or moral turpitude. Termination pursuant to clause (v) above shall constitute Cause only if the Company delivers to Executive, within thirty (30) days following the event constituting Cause, a written notice of intended termination of Executive’s employment for Cause setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for Executive’s termination for Cause, and Executive shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Cause prior to Executive’s termination for Cause becoming effective. The Company’s purported termination of Executive’s employment for Cause shall not take effect if Executive effects such cure within the thirty (30)-day period; provided, however, if the act committed is not subject to cure, the Company, in its sole and absolute discretion may decide not to give Executive an opportunity to cure such grounds for Cause. Termination pursuant to clauses (ii) through (iv) shall constitute Cause only if the Company delivers to Executive, within thirty (30) days following the event constituting Cause, a written notice of intended termination of Executive’s employment for Cause setting forth in reasonable detail the facts and circumstances claimed by the Company to provide a basis for Executive’s termination for Cause, and Executive shall have a period of ten (10) days following receipt of such notice to cure such grounds for Cause prior to Executive’s termination for Cause becoming effective. The Company’s purported termination of Executive’s employment for Cause shall not take effect if Executive effects such cure within the ten (10) day period; provided, however, if the act committed is not subject to cure, the Company, in its sole and absolute discretion may decide not to give Executive an opportunity to cure such grounds for Cause.

2.5 Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s prior consent: (i) a material decrease in Executive’s base salary (other than a reduction of not more than ten percent (10%) that applies to all officers in the Company); (ii) a significant diminution of Executive’s authority, duties or responsibilities; or (iii) a material breach of any provision of this Agreement by the Company. Executive’s resignation shall be for Good Reason only if Executive delivers to the Company, within thirty (30) days following the event constituting Good Reason, a written notice of intended resignation for Good Reason setting forth in reasonable detail the facts and circumstances claimed by Executive to provide a basis for the resignation for Good Reason, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such grounds for Good Reason prior to any resignation by Executive for Good Reason becoming effective. Executive’s purported resignation for Good Reason shall not take effect if the Company effects such cure within the thirty (30)-day cure period. If the Company fails to effect such cure within the thirty (30)-day period, Executive may resign for Good Reason only by giving the Company written notice of resignation for Good Reason no later than thirty (30) days following expiration of such cure period.

3. Compensation

3.1 Base Salary & Bonus. Executive shall receive the Base Salary and be eligible to participate in the Company’s annual bonus program with a target opportunity as set forth in Schedule 1. Payment of any bonus shall be subject to the discretion of the Compensation Committee of the Board (the “Committee”) based on its assessment of Company and individual performance.

3.2 Benefits. Executive will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time, subject to the terms and conditions of such plans. Executive’s participation in such plans shall be on the same terms as other similarly situated executives of the Company. The Company reserves the right to change or otherwise modify, in its sole discretion, any and all of its employee benefit plans and programs and the terms and conditions of Executive’s participation in them. Additionally, Executive shall be entitled to reimbursement for all reasonable and necessary out- of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.3 Equity Compensation. Executive will be eligible to participate in the Company’s Equity Incentive Plan (the “Plan”) and receive equity awards as set forth in Schedule 1. All equity awards shall be subject to the terms of the Plan and the applicable award agreements, and the timing and form of such grants shall be determined by the Committee in its sole discretion.

3.4 Conditional Signing Advance.

(a) Advance. The Company shall pay Executive a one-time cash advance of $200,000 (the “Conditional Advance”).

(b) Vesting & Repayment. The Conditional Advance vests monthly over thirty-six (36) months. If Executive’s employment terminates for any reason (other than by the Company without Cause or by Executive for Good Reason) prior to full vesting, Executive shall repay the unvested portion of the Conditional Advance to the Company within thirty (30) days.

3.5 Transitional True-Up. The Company shall pay Executive the net difference, if any, between the Base Salary rate hereunder and the amounts actually paid by FF for Executive’s services from October 2, 2025 through December 31, 2025 (the “True-Up Payment”), subject to the Company’s final reconciliation of intercompany accounts with FF.

4. Confidentiality.

Executive will have access to certain confidential information of the Company and its affiliated and related entities (the “Companies”) and Executive may, during the course of Executive’s employment, develop certain information or inventions that will be the property of the Companies. To protect the interests of the Companies, Executive is required to sign the Company’s Employee Invention Assignment and Confidentiality Agreement (attached as Exhibit A) and complete the Prior Work Product Disclosure attached as Exhibit B, both as a condition of Executive’s employment. We wish to impress upon Executive that we do not want Executive to, and we hereby direct Executive not to, bring with Executive any confidential or proprietary material of any former employer or to violate any other obligations Executive may have to any former employer. During the period that Executive renders services to the Company, Executive agrees not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Companies. Executive will disclose to the Company in writing any other gainful employment, business, or activity that Executive is currently associated with or participates in that competes with the Companies. During the term of Executive’s employment, Executive will not assist any other person or organization in competing with the Companies. Executive represents that Executive’s signing of (i) this Agreement, (ii) the Employee Invention Assignment and Confidentiality Agreement attached as Exhibit A and the Prior Work Product Disclosure attached as Exhibit B, and (iii) Executive’s commencement of employment with the Company, will not violate any agreement currently in place between Executive and current or past employers.

5. Termination and Severance

5.1 Severance Benefits. If Executive’s employment is terminated by the Company Without Cause (including via a Company election of non-renewal) or by Executive for Good Reason, then subject to Executive’s execution and non-revocation of a general release of claims, Executive shall receive the severance benefits set forth in Schedule 1.

5.2 Section 409A. It is the intent of the parties that payments under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code.

6. Regulatory and Compliance

6.1 Clawback. Executive acknowledges that any incentive-based compensation paid to Executive shall be subject to recovery by the Company under any compensation recovery policy adopted by the Company to the extent required by applicable law (including the Dodd-Frank Act) or Nasdaq listing standards.

6.2 Indemnification. The Company shall indemnify Executive to the fullest extent permitted by the Company’s Bylaws and Delaware law.

7. Miscellaneous

7.1 Governing Law. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Executive expressly consents to personal jurisdiction and venue in the state and federal courts for the county in which the Company’s principal place of business is located for any lawsuit filed there against Executive by the Company arising from or related to this Agreement.

7.2 Arbitration. Executive and the Company agree that any proceeding arising out of or relating to this Agreement or its exhibits shall be finally resolved by arbitration in accordance with the Mutual Agreement to Arbitrate Claims attached hereto as Exhibit D.

7.3 Full-Time Employee. Since Executive is a full-time employee, during the term of Executive’s employment Executive agrees to devote Executive’s best efforts to the interests of the Companies and (i) not to engage in any employment or business activity that competes with or otherwise has a material adverse effect on the Companies’ business or Executive’s ability to perform Executive’s services hereunder or (ii) not to engage intentionally in any other outside activity that has a material adverse effect on Executive’s ability to perform Executive’s services hereunder.

7.4 Entire Agreement; Applicable Law. This offer, once accepted, and the Exhibits hereto (including the Employee Invention Assignment and Confidentiality Agreement and Prior Work Product Disclosure attached as Exhibits A and B, along with the Mutual Agreement to Arbitrate Claims attached as Exhibit D), constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. Executive acknowledges that neither the Companies nor their agents have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to countersign this Agreement, and Executive acknowledges that Executive has countersigned this Agreement in reliance only upon the promises, representations, and warranties herein. Except to the extent governed by federal law, this Agreement will be construed and enforced according to the laws of the State of California, other than the choice of law provisions thereof.

7.5 Taxes. The Company shall withhold taxes and other amounts from payments it makes pursuant to this Agreement as it reasonably determines.

7.6 Validity/Severability. The invalidity or unenforceability of any provision of this Agreement (or any exhibits hereto) shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible given our intent hereto.

8. Acceptance. If Executive agrees to the terms of this Agreement, please countersign the enclosed copy of this Agreement in the space indicated, as well as the Employee Invention Assignment and Confidentiality Agreement attached as Exhibit A, the Prior Work Product Disclosure attached as Exhibit B, and the Mutual Agreement to Arbitrate Claims attached as Exhibit D. Executive’s signatures will acknowledge that Executive has read and understood and agreed to the terms and conditions of this Agreement and the attached documents.

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SCHEDULE 1

EXECUTIVE COMPENSATION SCHEDULE

1. Cash Compensation (Base Salary & Bonus)

●	Phase 1 (Effective Date - Pre-Financing)

	○	Base Salary: $300,000 (annualized)

	○	Target Annual Bonus: $300,000 (100% of Base Salary)

●	Phase 2 (Post-Financing Trigger)

	○	Trigger Event: The Company’s receipt of at least $10,000,000 in aggregate gross proceeds from one or more bona fide private placements or underwritten public offerings with independent institutional or strategic investors, as certified by the Compensation Committee.

	○	Base Salary: $500,000 (annualized), effective the first payroll cycle following the Trigger Event.

	○	Target Annual Bonus: $500,000 (100% of Base Salary).

2. Equity Compensation

Executive shall be eligible to receive annual equity awards under the Plan, subject to the following terms:

●	Annual Grant Value (Target):

	○	Phase 1: $1,500,000 per fiscal year.

	○	Phase 2: Increases to $2,500,000 per fiscal year following the Trigger Event.

●	Equity Mix:

	○	50% Restricted Stock Units (RSUs)

	○	50% Performance Stock Units (PSUs)

●	Vesting Terms:

	○	RSUs (Time-Based): Shall vest ratably over four (4) years (25% vesting on each annual anniversary of the grant date), subject to Executive’s continued service.

	○	PSUs (Performance-Based): Shall be subject to a three (3) year performance period. The specific performance metrics and vesting milestones shall be established annually by the Compensation Committee of the Board. PSUs shall vest only upon certification by the Committee that such performance goals have been achieved.

3. One-Time Signing Provisions

●	Conditional Advance: $200,000 (Subject to the vesting and repayment terms in Section 3.4 of the Agreement).

●	Transitional True-Up: Payment of the net difference between Executive’s Base Salary rate under this Agreement and amounts actually paid by Faraday Future for the period of October 2, 2025 through December 31, 2025.

4. Severance Benefits

In the event of a termination Without Cause (including Non-Renewal) or resignation for Good Reason:

●	Cash Severance:

	○	Salary Component: Continued payment of Base Salary for twelve (12) months at the rate in effect on the termination date.

	○	Bonus Component: A lump sum payment equal to 100% of Executive’s Target Annual Performance Bonus for the year of termination.

●	Equity Acceleration:

	○	Standard Termination: Twelve (12) months of accelerated vesting for all outstanding unvested RSUs. PSUs shall remain eligible to vest pro-rata based on actual performance at the end of the performance period (unless otherwise provided in the Award Agreement).

	○	Change in Control Termination: 100% acceleration of all unvested RSUs and PSUs (at target levels) if termination occurs within 12 months following a Change in Control.

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of Employee’s employment or continued employment by AIxCrypto Holdings, Inc., a Delaware corporation (the “Company”), and the compensation paid to Employee now and during Employee’s employment with the Company, the undersigned employee (“Employee”) agrees to the terms of this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as follows:

CONFIDENTIAL INFORMATION PROTECTIONS

Nondisclosure; Recognition of the Company’s Rights. At all times during and after Employee’s employment, Employee will hold in confidence and will not disclose, use, lecture upon, copy, reverse-engineer, distribute, misappropriate, or publish any of the Company’s or any of the Company’s affiliated or related entities’ (collectively, the “Companies”) Confidential Information (defined below), except as may be required in connection with Employee’s work for the Companies, or as expressly authorized in writing by the Board of Directors of the Company or its authorized designee. Employee will obtain the Board of Directors’ written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to Employee’s work at the Companies and/or incorporates any Confidential Information.

Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to the Companies’ businesses, products or service specifications or roadmaps, employees, marketing results or strategies, financial results, contracts, prices, suppliers, customers or actual or demonstrably anticipated research or development, including without limitation (a) trade secrets; (b) proprietary information that does not rise to the level of a statutorily protectable trade secret that is made the property of the Companies through positive operation of law in the form of this mutual agreement of the parties; and (c) information that is otherwise legally protectable. If Employee is uncertain as to whether any particular information or material constitutes Confidential Information, Employee shall seek written clarification from either Employee’s direct supervisor, or if Employee is no longer employed by the Company, from an officer of the Company.

Third Party Information. Employee understands that the Companies have received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Companies’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after Employee’s employment, Employee will hold Third Party Information in strict confidence and will not disclose to anyone (other than personnel of the Companies who need to know such information in connection with their work for the Companies) or use, Third Party Information, except in connection with Employee’s work for the Company or unless expressly authorized by an officer of the Company in writing.

No Improper Use of Information of Prior Employers and Others. Employee represents that Employee’s employment by the Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by Employee prior to Employee’s employment by the Company. Employee further represents that Employee has not entered into, and will not enter into, any agreement, either written or oral, in conflict with Employee’s obligations under this Agreement. During Employee’s employment by the Company, Employee will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Employee bring onto the premises of the Companies or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. Employee will use in the performance of Employee’s duties only information that is generally known and used by persons with training and experience comparable to Employee’s own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Companies.

WORK PRODUCT

Definitions. As used in this Agreement, the term “Work Product” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

Prior Work Product. Employee has disclosed on Exhibit B a complete list of all Work Product (a) that Employee has, or Employee has caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of Employee’s employment by the Company; (b) in which Employee has an ownership interest or which Employee has a license to use; and (c) that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Work Product”). If no Prior Work Product is listed in Exhibit B, Employee warrants that there is no prior Work Product. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Work Product in any the Company Work Product (defined below) without the Company’s prior written consent. If, in the course of Employee’s employment with the Company, Employee incorporates Prior Work Product into a process, machine, or other work of the Companies, Employee hereby grants the Company a non- exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Work Product.

Assignment of the Company Work Product. Work Product assigned to the Companies is referred to in this Agreement as “the Company Work Product.” Except for Work Product that Employee can prove qualifies fully under the provisions of California Labor Code section 2870 and Employee has set forth in Exhibit B, Employee hereby assigns and agrees to assign in the future (when any such Work Product or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all Employee’s right, title, and interest in and to any and all Work Product (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by Employee, either alone or with others, during the period of Employee’s employment by the Company. Any assignment of Work Product (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, Employee hereby unconditionally and irrevocably waives the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Companies or related to the Companies’ customers, with respect to such rights. Employee further acknowledges and agrees that neither Employee’s successors-in-interest nor legal heirs retain any Moral Rights in any Work Product (and any Intellectual Property Rights with respect thereto).

California Labor Code Section 2870 provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EMPLOYEE ACKNOWLEDGES THAT NOTHING IN THIS AGREEMENT IS INTENDED TO EXPAND THE SCOPE OF PROTECTION PROVIDED TO EMPLOYEE BY SECTIONS 2870 THROUGH 2872 OF THE CALIFORNIA LABOR CODE.

Enforcement of Intellectual Property Rights and Assistance. During and after the period of Employee’s employment and at the Company’s request and expense, Employee will assist the Companies in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to the Company Work Product in all countries. If the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.

RECORDS

Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Work Product made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

RETURN OF COMPANY PROPERTY

Upon termination of Employee’s employment or upon the Company’s request at any other time, Employee will deliver to the Company all of the Companies’ property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information or Confidential Information and certify in writing that Employee has fully complied with the foregoing obligation. Employee agrees that Employee will not copy, delete, or alter any information contained upon Employee’s Company computer or the Company equipment before Employee returns it to the Company. In addition, if Employee has used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any information of the Companies, including but not limited to, Confidential Information, Employee agrees to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and Employee agrees to provide the Company access to Employee’s system as reasonably requested to verify that the necessary copying and/or deletion is completed. Employee further agrees that any property situated on the Companies’ premises and owned by the Companies is subject to inspection by the Companies’ personnel at any time with or without notice. Prior to the termination of Employee’s employment or promptly after termination of Employee’s employment, Employee will cooperate with the Companies in attending an exit interview and certify in writing that Employee has complied with the requirements of this section.

NOTIFICATION OF NEW EMPLOYER

If Employee leaves the employ of the Company, Employee consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.

GENERAL PROVISIONS

Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Employee expressly consents to personal jurisdiction and venue in the state and federal courts for the county in which the Company’s principal place of business is located for any lawsuit filed there against Employee by the Company arising from or related to this Agreement.

Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law. If such clause or provision cannot be enforced, such clause or provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

Survival. This Agreement shall survive the termination of Employee’s employment and the assignment of this Agreement by the Company to any successor or other assignee and shall be binding upon Employee’s heirs and legal representatives.

Employment. Employee agrees and understands that nothing in this Agreement shall give Employee any right to continued employment by the Company. Employee agrees and understands that Employee’s employment with the Company is “at-will” and may be terminated at any time by either Employee or the Company, with or without cause and with or without advance notice.

Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

Injunctive Relief. Employee acknowledges that, because Employee’s services are personal and unique and because Employee will have access to the Confidential Information of the Companies, any breach of this Agreement by Employee would cause irreparable injury to the Companies for which monetary damages would not be an adequate remedy and, therefore, will entitle the Companies to injunctive relief (including specific performance) without any requirement to post a bond or prove the inadequacy of monetary damages. The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

DTSA Notification. Notwithstanding Employee’s confidentiality obligations set forth in this Agreement, Employee understands that, pursuant to the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee understands that in the event it is determined that disclosure of trade secrets was not done in good faith for the reasons described above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.

Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between the parties with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by Employee and the Board of Directors of the Company or its authorized designee. Any subsequent change or changes in Employee’s duties, salary, or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of Employee’s employment with the Company.

COMPANY

By:	/s /Jie Sheng
Name:	Jie Sheng
Title:	Chairman

Address: 18455 S Figueroa St, Gardena, CA 90248
Attention: [●]

EMPLOYEE

I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.

(Signature)

/s/ Jiawei Wang

(Please Print) Jiawei Wang

Date 2/11/2026
Address:

[***]

EXHIBIT B

PRIOR WORK PRODUCT DISCLOSURE

The following is a complete list of all Prior Work Product (as provided in Section 2.2 of the attached Employee Invention Assignment and Confidentiality Agreement:

None

See immediately below:

EXHIBIT C

FORM OF TERMINATION AND RELEASE AGREEMENT

This General Release of Claims (this “Agreement”) is dated as of 02/10/2026, by and between Jiawei Wang (“Executive”) and AlxCrypto Holdings, Inc. (the “Company”).

1. Release of Claims. In consideration for the Severance Benefits provided in the Employment Agreement to which this Exhibit C is attached, Executive, on behalf of himself and his heirs, executors, administrators, and assigns, hereby generally and completely releases and forever discharges the Company and its parents, subsidiaries, affiliates, successors, and assigns, and their respective directors, officers, employees, agents, and shareholders (collectively, the “Released Parties”), of and from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date Executive signs this Agreement (collectively, the “Released Claims”).

2. Scope of Release. The Released Claims include, but are not limited to:

(a) All claims arising out of or in any way related to Executive’s employment with the Company, or the termination of that employment;

(b) All claims related to Executive’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company;

(c) All claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;

(d) All tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and

(e) All federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the California Fair Employment and Housing Act, and the California Labor Code (to the extent such claims may be released by law).

3. Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”):

(a) Any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which he is a party, the Company’s Bylaws, or applicable law;

(b) Any rights which cannot be waived as a matter of law;

(c) Any claims for breach of the Employment Agreement or this Agreement; and

(d) Executive’s right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal, state, or local government agency, provided that Executive hereby waives any right to recover monetary damages in any private lawsuit or administrative proceeding against the Released Parties.

4. ADEA Waiver. Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that:

(a) He should consult with an attorney prior to executing this Agreement;

(b) He has twenty-one (21) days within which to consider this Agreement;

(c) He has seven (7) days following his execution of this Agreement to revoke this Agreement; and

(d) This Agreement shall not be effective until the revocation period has expired.

5. Section 1542 Waiver. Executive acknowledges that there is a risk that after signing this Agreement, he may discover losses or claims that are unknown to him at present. Executive assumes this risk and explicitly waives all rights under California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FA VOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

6. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

7. Voluntary Execution. Executive hereby certifies that he has read this Agreement, that he has been duly advised by his legal counsel regarding the effect of this Agreement, and that he executes this Agreement knowingly and voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EXECUTIVE:

Jiawei Wang
/s/Jiawei Wang
Date:	2/11/2026

COMPANY:

AIxCrypto Holdings, Inc.

By:	/s /Jie Sheng
Title:	Director
Date:	2/10/2026

EXHIBIT D

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between AIxCrypto Holdings, Inc. and/or any related or affiliated entity (collectively and individually referred to as the “Company”) and me during or following my employment with the Company. I understand that, by signing this Mutual Agreement to Arbitrate Claims (the “Agreement”), both the Company and I are agreeing to resolve any differences between us through the arbitration procedures explained below. I understand that if I am not currently employed by the Company, my employment is consideration for my acceptance of this Agreement. I understand that if I am currently employed by the Company, my continued employment with the Company is consideration for my acceptance of this Agreement. In addition, the promises by the Company and by me to arbitrate claims, rather than litigate them before courts or other bodies, provide consideration for each other.

1. Claims Covered by this Agreement. To the maximum extent allowed by law, the Company and I mutually consent to the resolution by arbitration of all claims or causes of action, except as provided in Paragraph 2 below, that the Company may have against me or that I may have against the Company or the Company’s agents, owners, shareholders, current and former officers and directors, current and former employees, parent, subsidiary and affiliated entities, all benefit plans, the benefit plans’ sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them. The claims covered by this Agreement include, but are not limited to: claims for breach of any contract or covenant; tort claims; disputes with respect to compensation, wages and benefits; claims for discrimination or harassment (including, but not limited to, race, sex, religion, national origin, ancestry, age, marital status, military or veteran’s status, medical condition, genetic information, gender identity, pregnancy, disability or sexual orientation); claims for retaliation; claims for violation of public policy; and claims for violation of any federal, state, or other law, statute, regulation or ordinance including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act, the California Fair Employment & Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, the Fair Labor Standards Act, and all similar federal and state statutes or local ordinances.

2. Claims Not Covered by this Agreement. Any claims I may have for workers’ compensation, state disability insurance benefits, unemployment compensation benefits, provisional remedies under California Code of Civil Procedure §1281.8(b), or claims which may not, as a matter of law, be subject to mandatory arbitration provisions are not covered by this Agreement. In addition, I understand that I may bring issues to the attention of federal, state or local government agencies which, if the law allows, can seek relief against the Company on my behalf. Also, this Agreement shall not prohibit the Company or me from filing a claim against the other with any federal, state or local government agency. Such administrative agencies include, without limitation, the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or the Department of Justice. Nothing in this Agreement shall be deemed to preclude or excuse a Party from bringing an administrative claim before any agency in order to fulfill the Party’s obligation to exhaust administrative remedies before making a claim in arbitration.

3. Waiver of Right to Jury Trial. I understand that, by signing this Agreement, both the Company and I are giving up any right we may have to a jury trial with respect to all claims we may have against each other, as described in Paragraph 1 above.

4. Waiver of Right to Class, Representative and Collective Actions. I understand that, by signing this Agreement, both the Company and I are giving up any right we may have to participate in a class, representative or collective action or proceeding to the extent permitted by applicable law (“Class Action Waiver”). Accordingly, the Company and I may only bring claims against each other in our individual capacities, and neither of us may bring claims against the other as a plaintiff or a member in any purported class, representative or collective action or proceeding, including any private attorney general action, unless applicable law holds to the contrary. Furthermore, unless the Company and I agree in writing otherwise, the arbitrator may not consolidate more than one person’s claims, and may not otherwise preside over any form of a class, representative, or collective action or proceeding. Notwithstanding any other provision of this Agreement or the applicable arbitration rules, disputes regarding the validity, enforceability or breach of this Class Action Waiver may only be resolved by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (i) the dispute is filed as a class, collective, representative or private attorney general action and (ii) a civil court of competent jurisdiction finds all or part of the Class Action Waiver unenforceable, the class, collective, representative and/or private attorney general action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. I understand that I will not be retaliated against, disciplined or threatened with discipline as a result of my exercising my rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum. However, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

5. Federal Arbitration Act Governs. This Agreement to arbitrate is subject to and governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. (“FAA”). This means that the FAA governs, among other things, the interpretation and enforcement of this Agreement and all of its provisions, including, without limitation, the enforceability of the class action waiver in Paragraph 4 above. State arbitration laws do not apply or govern this Agreement in any respect unless specifically referenced herein.

6. Required Notice of All Claims. The Company and I agree that if a dispute arises, the party who wants to pursue the dispute must give written notice of any claim to the other party. Written notice to the Company or its officers, employees or agents, shall be sent to the Company’s Board of Directors. I will be given notice at the last address recorded in my personnel file (unless I send written notice to the Company notifying it of the need to use a different address). The written notice must describe the nature of all claims asserted and must detail the facts upon which the claims are based. The written notice must be sent to the other party by federal express (or another similar overnight mail service provider) or by certified or registered mail, return receipt requested.

7. Arbitration Procedures.

(a) The Company and I agree that, except as provided in this Agreement, any arbitration shall be held in accordance with and under the auspices and rules of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for the resolution of employment disputes. A copy of the JAMS Employment Arbitration Rules and Procedures may be found on JAMS’ website at: http://www.jamsadr.com/rules-employment-arbitration. The parties may also mutually agree upon another dispute resolution service, if desired.

(b) The arbitration shall take place in Los Angeles County, California unless the parties mutually agree to conduct the arbitration in a different location. The arbitrator shall be neutral, will have experience in arbitrating employment disputes and will be selected by the mutual agreement of the parties. If the parties cannot agree on a neutral arbitrator, I first, and then the Company, will alternately strike names from a list of arbitrators provided by JAMS until only one name remains.

(c) The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement including, but not limited to, any claim that all or any part of this Agreement is void or voidable. The arbitrator may not consolidate more than one person’s claim, and may not otherwise preside over any form of a representative, collective or class proceeding.

(d) The arbitrator shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but the arbitrator shall not have the power to grant any remedy that would not be available in state or federal court. The arbitrator will have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall apply the applicable statute of limitations to any claim, taking into account compliance with the notice requirements set forth in Paragraph 6 above. The arbitration shall provide for written discovery and depositions as provided in the Federal Rules of Civil Procedure, keeping in mind the goal of achieving a prompt, efficient and affordable process, and for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. The arbitrator’s decision must be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has been completed. The arbitrator’s decision regarding the claims shall be final and binding upon the parties and shall be enforceable in any court having jurisdiction thereof; and

(e) Upon either party’s request, the arbitrator will issue an order requiring that confidential information of either party disclosed during the arbitration (whether in documents or orally) may not be used or disclosed except in connection with the arbitration or a proceeding to enforce the arbitration award, and that any permitted filing of confidential information in a court to enforce the arbitration award must be done under seal. Further, upon either party’s request, the arbitrator will issue an order requiring that confidential information of either party disclosed during the arbitration will be returned to the party to whom the confidential information belongs at the close of the arbitration proceedings (including any enforcement action).

8. Arbitration Fees and Costs. I will be required to pay an arbitration fee to initiate any arbitration equal to what I would be charged as a court filing fee for a first appearance fee. The Company shall pay the remaining fees and administrative costs charged by the arbitrator and JAMS (or other mutually selected alternative dispute resolution service). Both the Company and I will pay our own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, the arbitrator may award attorneys’ fees to the prevailing party, consistent with applicable law.

9. Modification/Entire Agreement. This Agreement to arbitrate shall survive the termination of my employment. It can only be revoked or modified by a writing signed by both parties that specifically states an intent to revoke or modify this Agreement. This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement.

10. Severability. If any provision of this Agreement is found to be unenforceable, in whole or in part, such finding shall not affect the validity of the remainder of this Agreement and this Agreement shall be reformed to the greatest extent possible to ensure that the resolution of all conflicts between the parties are resolved by neutral, binding arbitration. Any finding that this Agreement is unenforceable, in whole or in part, shall have no effect on the enforceability of any other agreement between me and the Company. In the event that Paragraph 4 of this Agreement is held to be unenforceable, any such class, representative or collective action or proceeding shall be brought in a California court with jurisdiction over such action or proceeding.

11. Violation of this Agreement. Should any party to this Agreement pursue any arbitrable dispute by any method other than arbitration, the responding party shall recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of such action.

12. Not an Employment Agreement. This Agreement is not and shall not be construed to create any contract of employment, express or implied. Nor does this Agreement alter the at will status of any employment.

13. Right to Consult With Counsel. I have been advised to consult with an attorney of my choice if I have any questions prior to signing this Agreement.

I acknowledge that I have carefully read this Agreement and that I understand its terms. I acknowledge that, except as otherwise provided herein, I am waiving my right to have any claim adjudicated or settled by a court or jury. I further acknowledge that I have been given the opportunity to discuss this Agreement with my private, legal counsel and have taken advantage of that opportunity to the extent I wanted to do so.

AGREED AND ACCEPTED:

EXECUTIVE:

Jiawei Wang
/s/Jiawei Wang
Date:	2/11/2026

COMPANY:

AIxCrypto Holdings, Inc.

By:	/s /Jie Sheng
Title:	Director
Date:	2/10/2026